NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 2, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 19, 2006 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Aleris International, Inc. and Aurora Acquisition Merger Sub, Inc., a wholly-owned subsidiary of Aurora Acquisition Holdings, Inc. whose owners currently consist of private equity funds sponsored by Texas Pacific Group became effective on December 19, 2006. Each share of Common Stock of Aleris International, Inc. was converted into $52.50 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 20, 2006.